UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – July 31, 2010

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OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Omnicare, Inc. (the “Company”) announced that Joel F. Gemunder has retired from his positions as the Company’s President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective July 31, 2010.  The Company, Omnicare Management Company and Mr. Gemunder entered into a Separation Agreement, dated as of July 31, 2010.  The Separation Agreement provides that, in accordance with Mr. Gemunder’s employment agreement, Mr. Gemunder will receive an aggregate cash severance amount of $16,212,284, payable in installments through July 1, 2011.  Pursuant to Mr. Gemunder’s stock option and restricted stock agreements, on the retirement date 2,670,019 unvested stock options and 705,176 shares of restricted common stock held by Mr. Gemunder became fully vested. Mr. Gemunder will also receive benefits and amounts due under the Company’s welfare and pension benefit plans and will be paid for unused and accrued vacation time.  The Separation Agreement contains mutual releases and non-disparagement covenants.

(c)  The Company also announced that its Board of Directors has appointed James D. Shelton, a director of the Company, to serve as interim President and Chief Executive Officer of the Company, effective as of July 31, 2010, until a permanent replacement is named.  Mr. Shelton, age 57, serves as Chairman of the Board of LHP Hospital Partners, Inc. and served as Chairman of the Board, President and Chief Executive Officer of Triad Hospitals, Inc. from its inception in May 1999 until it was sold in 2007.  Mr. Shelton also serves as a senior advisor to CCMP Capital Advisors, Inc. and is a director of Ventas, Inc.

A copy of the Company’s press release announcing Mr. Gemunder’s retirement and Mr. Shelton’s appointment as interim President and Chief Executive Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Omnicare, Inc. dated August 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:      /s/ John L. Workman_____________
Name:     John L. Workman
Title:       Executive Vice President and
Chief Financial Officer
Dated:  August 2, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Omnicare, Inc. dated August 2, 2010.